Exhibit 5.1

December 15, 2006

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

Re: FTI Consulting, Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of FTI Consulting, Inc. (the “Issuer”), a Maryland corporation, FTI, LLC, a Maryland limited liability company (“FTI LLC”), FTI Repository Services, LLC, a Maryland limited liability company (“FTI Repository”), Lexecon, LLC, a Maryland limited liability company (“Lexecon”), Teklicon, Inc., a California corporation (“Teklicon”), FTI Cambio, LLC, a Maryland limited liability company (“FTI Cambio”), FTI IP, LLC, a Maryland limited liability company (“FTI IP”), FTI FD LLC, a Maryland limited liability company (“FTI FD”), FTI Compass, LLC, a Maryland limited liability company (“FTI Compass”), FTI Investigations, LLC, a Maryland limited liability company (“FTI Investigations”), Competition Policy Associates, Inc., a District of Columbia corporation (“Competition Policy Associates”), FTI International Risk, LLC, a Maryland limited liability company (“FTI International Risk”), FTI BKS Acquisition LLC, a Maryland limited liability company (“FTI BKS”), FD US Communications Inc., a New York corporation (“FD US Communications”), FD MWA Holdings Inc., a Delaware corporation (“FD MWA”), Dittus Communications Inc., a District of Columbia corporation (“Dittus”), FD Holder LLC, a Maryland limited liability company (“FD Holder”) and International Risk Limited, a Delaware corporation (“International Risk” together with Teklicon, Competition Policy Associates, FD US Communications Inc., Dittus Communications Inc., FD MWA Holdings Inc., FTI LLC, FTI Repository, Lexecon, FTI Cambio, FTI IP, FTI FD, FTI Compass, FTI Investigations, FTI International Risk, the “Guarantors”) in connection with the proposed registration by the Issuer and Guarantors (together the “Registrants”) of up to $215,000,000 in aggregate principal amount of the Registrant’s 7  3/4% Senior Notes due 2016 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2006, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and Guarantees are to be issued pursuant to the Indenture ( the “Indenture”), dated as of October 3, 2006, as supplemented by the First Supplemental Indenture dated December 11, 2006, by and among the Issuer, the Guarantors and Wilmington Trust Company, as Trustee. The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of the Registrant’s outstanding 7  3/4% Senior Notes due 2016 (the “Old Notes”) and related guarantees from the Guarantors, of which we understand $215,000,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws of the Registrants, or the Certificate of Formation and Limited Liability Company Agreements of the Registrants, as applicable, as those may have been amended and/or restated from time to time, (ii) minutes and records of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Registration Statement and (iv) the Registration Rights Agreement (the “Registration Rights Agreement”), dated October 3, 2006 among the Issuer, the Guarantors and Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We express no opinion on the authority of such persons signing on behalf of the parties to all documents or the due authorization, execution and delivery of all documents by the parties thereto regarding such matters and have relied on the opinion of DLA Piper US LLP attached as Exhibit 5.2 to the Registration Statement for purposes of our opinions in subparagraphs (ii) and (iii) with respect to due authorization, execution and delivery. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any applicable laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) when the Registration Statement becomes effective, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement and (iii) the Exchange Notes and the Guarantees will be binding obligations of the Registrants.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

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